August 19, 2019

Zachary Hudson

Dear Zac:
This letter (this “Agreement “) sets forth the terms and conditions of your employment with Las Vegas Sands Corp., a Nevada corporation (“LVSC”), and Las Vegas Sands, LLC, a wholly owned subsidiary of LVSC (together with LVSC, the “Company”), and is entered into by and between you and the Company effective as of September 30, 2019 (the “Effective Date”). For valuable consideration and intending to be legally bound, you and the Company agree as follows:
1.Title of Position. Executive Vice President and Global General Counsel of the Company.

2.Duties and Responsibilities. You shall have all of the duties and responsibilities as are generally associated with the position of Executive Vice President and Global General Counsel, including those duties set forth in Exhibit A attached hereto, which may be amended from time to time by the Company’s Chief Executive Officer (“CEO”). In performing your duties and responsibilities, you shall comply with all Company policies and procedures. You shall report directly to the CEO, or his designee, consistent with law. With the exception of business travel necessary to the performance of your position, you shall perform your duties and responsibilities in the Company’s corporate office as it may be located from time to time, and presently located at 3355 Las Vegas Blvd. South, Las Vegas, NV, 89109.

3.Term. The term of your employment under this Agreement will start on September 30, 2019 and continue through September 30, 2022, unless terminated earlier as provided in this Agreement.

4.Base Salary. As compensation for services rendered during your employment with the Company, you will receive an annual gross base salary of $850,000.00, subject to applicable withholdings, and payable in equal installments every two weeks or otherwise in accordance with the regular Company payroll practice.

5.Bonus/Incentive. You will be eligible for an annual bonus (“Bonus”) under the applicable executive bonus program in which the Company’s senior executives participate targeted at up to 100% of your then-current base salary, with such annual performance criteria approved by the CEO and established by the Compensation Committee of the Board (the “Compensation Committee”). Any bonus shall be payable at the same time as annual bonuses are paid to other senior executives of the Company, but no later than March 15 of the year immediately following the year to which the bonus relates, subject to your continued employment throughout the payment date, other than if terminated without Cause. For 2019, your bonus, if any, will be prorated.

Corporate Headquarters
3355 Las Vegas Blvd. South, Las Vegas, Nevada 89109

The Venetian | The Palazzo | Sands Expo | Sands Macao | The Venetian Macao | Four Seasons Hotel Macao | The Plaza Macao | Sands Cotai Central | The Parisian Macao | Marina Bay Sands

6.Equity Award. Management has recommended to, and the Compensation Committee of LVSC’s Board of Directors has approved, that on your first date of employment with the Company (the “Date of Grant” as defined under the LVSC 2004 Equity Award Plan (the “Plan”)), you will be granted options to purchase 150,000 shares of the Company’s common stock under the Plan, vesting in thirds equally over the 1st, 2nd, and 3rd anniversary date of such Date of Grant.

7.Benefits. In addition to the compensation set forth above, you will be eligible to participate in all fringe benefits programs available to other senior executives of similar level of responsibility including group medical and dental insurance, life and disability insurance, and a 401(k) retirement plan, in accordance with the terms of those plans, details of which will be provided to you. During your 90-day waiting period to become eligible for coverage under the Company’s health benefits, the Company will reimburse you for COBRA premiums on the express conditions that you (i) submit requests for reimbursement, together with documentation showing that you paid the required COBRA premium, within 30 days after you have paid each premium, and (ii) you continue to be employed by the Company during your 90-day waiting period. You will be eligible to participate in the Company’s 401(k) savings plan on the first day of your employment. You will also be eligible to participate in the Company’s paid time off plan (flex) beginning on your first day of employment in accordance with the terms of that plan, provided, however, that you will accrue flex time at an annual rate of 28 days.

8.Relocation. You will receive a one-time lump sum payment of $67,000 (net) to be used towards your expenses to relocate you and your family to Las Vegas, Nevada, which payment will be subject to The Las Vegas Sands Corp. Relocation Policy and the Relocation Repayment Agreement, a copy of which will be given to you for review and signature.

9.Exclusive Services. You agree to faithfully and diligently devote all business and professional time, attention, energy, experience and ability to promote the business and interests of the Company. While employed by the Company, you agree you will not engage in any other employment, occupation, consultation, or business pursuit which would interfere with or take time away from the discharge of your responsibilities under this Agreement without the prior written consent of the Company's CEO. You acknowledge that your services will be unique, special, and original, and will be financially and competitively valuable to the Company, and that your violation of this paragraph will cause the Company irreparable harm for which money damages alone would not adequately compensate the Company. Accordingly, you acknowledge that if you violate this paragraph, the Company has the right to apply for and obtain injunctive relief to stop such violation, in addition to other appropriate relief. Notwithstanding the foregoing, you may continue to serve in the capacity of advisor to, or board member of, the non-competing businesses or organizations you currently serve and have disclosed on Schedule 1 (attached hereto). Furthermore, you agree to notify the Company of any future contemplated service of a similar nature or capacity, which the Company's CEO may approve or not in his sole discretion. This paragraph also shall not preclude you from engaging in civic, charitable or religious activities.

10.Licensing Requirements. Your employment is conditioned upon your approval for licensing by the gaming authorities with jurisdiction over the Company or its affiliates which may require your licensing. You agree, at the Company’s sole cost and expense, to cooperate with the gaming authorities to acquire or maintain any license in full force and effect and in good standing.

Corporate Headquarters
3355 Las Vegas Blvd. South, Las Vegas, Nevada 89109

The Venetian | The Palazzo | Sands Expo | Sands Macao | The Venetian Macao | Four Seasons Hotel Macao | The Plaza Macao | Sands Cotai Central | The Parisian Macao | Marina Bay Sands

11.Termination of Employment.

a.Termination by Company for Cause. The Company may terminate your employment for Cause at any time upon and by giving written notice to you of the particular act(s) or failure(s) to act providing the basis for termination. For purposes of this Agreement, “Cause” shall mean a termination based on any of the following as they apply to you: (i) conviction, or a guilty plea, or a nolo contendere plea, or an Alford plea to a felony, or a conviction of a misdemeanor involving moral turpitude which materially affects your ability to perform duties or materially adversely affects the Company or its reputation; or (ii) misappropriation of any material funds or property of the Company, commission of fraud or embezzlement with respect to the Company, or any material act of dishonesty in relation to your employment regardless of whether such act results or was intended to result in your direct or indirect personal gain or enrichment; or (iii) use of alcohol or drugs that renders you unable to perform the functions of your job or carry out your duties; or (iv) failure to render services including, without limitation, any licensing requirements or the failure to follow directions communicated by your management; or (v) any act, or failure to act, (including disclosure of confidential information) that is likely to prejudice the business or reputation of the Company or to result in any material economic or other harm to the Company; or (vi) any act, or failure to act, on your part which brings material disrepute upon you, either personally or professionally; or (vii) violation of any law, rule, or regulation of any governmental or regulatory body material to the business of Company or its affiliates; or (viii) the loss, inability to attain, revocation or suspension of any license or certification necessary for you to discharge your duties on behalf of the Company; or (ix) willful and persistent failure by you to reasonably perform your duties. Except for a failure, breach, or refusal to perform any of which, by its nature, cannot reasonably be expected to be cured, you shall have ten (10) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of ten (10) business days, the Company may give you notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of your employment without notice and with immediate effect

In the event of a termination of your employment for Cause, you shall be entitled to receive as sole compensation: your base salary at the rate in effect at the time of termination through the effective date of the termination of employment; reimbursement for reasonable expenses incurred, but not paid prior to the effective date of such termination of employment subject to Company’s policies, including providing of supporting receipts; and such rights to other compensation and benefits as may be provided in applicable plans and programs of Company, including, without limitation, applicable employee benefit plans and programs, according to the terms and conditions of such plans and programs; however, nothing in this subsection shall be read to entitle you to any bonus unpaid as of the effective date of termination.
b.Termination by Company without Cause; Termination by You for Good Reason. The Company may terminate your employment without Cause at any time by giving you written notice to that effect. You may terminate your employment for Good Reason (as defined below) upon 60 days advance written notice. In the event that the Company terminates your employment without Cause or you terminate your employment for Good Reason, you shall thereupon be entitled to lump sum payment in the amount of twelve (12) months of your base salary then in effect), subject to applicable withholdings. Should the Company terminate your employment without cause, you will also: be reimbursed for reasonable expenses incurred, but not paid prior to the effective date of such
Corporate Headquarters
3355 Las Vegas Blvd. South, Las Vegas, Nevada 89109

The Venetian | The Palazzo | Sands Expo | Sands Macao | The Venetian Macao | Four Seasons Hotel Macao | The Plaza Macao | Sands Cotai Central | The Parisian Macao | Marina Bay Sands

termination of employment, subject to Company policies including providing of supporting receipts; be entitled to such rights to other compensation and benefits as may be provided in applicable plans and programs of the Company, including, without limitation, applicable employee benefit plans and programs, according to the terms and conditions of such plans and programs including COBRA benefits at your own expense; and a relocation to the city of your choice in the continental United States pursuant to the Company’s relocation policy.

“Good Reason,” as used above, shall mean the occurrence of any of the following without your consent: (i) the Company’s removal of you from the position of Executive Vice President and/or Global General Counsel of the Company; (ii) a relocation of your principal place of employment by more than 200 miles, or (iii) any other material adverse change in your status, position, duties or responsibilities (which shall include you not reporting to the CEO or the CEO’s designee as described in this Agreement) which is not cured within thirty (30) days after written notice thereof is delivered by you to the Company. No purported termination for Good Reason shall be effective unless you deliver a written notice of termination (specifying in reasonable detail the facts and circumstances claimed to provide a basis for termination for Good Reason) to the Company within 90 days following your first obtaining actual knowledge that facts or circumstances constituting Good Reason exist.
c.Termination Due to Expiration of the Term. If this Agreement is not extended by you and the Company on or before the termination date in Section 3 above, and if you remain in the employ of the Company thereafter, you will be deemed an “at will” employee and either the Company or you may terminate such employment with or without cause and with or without notice without any further liability, notwithstanding any other provision of this Agreement.

12.Section 409A. For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”), each of the payments that may be made under this Agreement are designated as separate payments.
General; No Indemnity. It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding the foregoing, except as otherwise provided in this Agreement, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for your account in connection with this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any affiliate shall have any obligation to indemnify or otherwise hold you (or any beneficiary) harmless from any or all of such taxes or penalties.

Six-Month Delay for Specified Employees. Notwithstanding anything in this Agreement to the contrary, in the event that you are deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no payments that are “deferred compensation” subject to Section 409A that are made by reason of your “separation from service” within the meaning of Section 409A shall be made to you prior to the date that is six months after the date of your “separation from service” or, if earlier, your date of death. Immediately following any applicable six-month delay, all such delayed payments will be paid in a single lump sum. In addition, for a period of six months following the date of separation from service, to the extent that the Company reasonably determines that any of the benefit plan coverage described above in this Agreement may not be exempt from U.S. federal income tax, you shall in advance pay to the Company an amount equal to the stated taxable cost of such coverage for six months. At the end of such six-month period, you
Corporate Headquarters
3355 Las Vegas Blvd. South, Las Vegas, Nevada 89109

The Venetian | The Palazzo | Sands Expo | Sands Macao | The Venetian Macao | Four Seasons Hotel Macao | The Plaza Macao | Sands Cotai Central | The Parisian Macao | Marina Bay Sands

shall be entitled to receive from the Company a reimbursement of the amounts paid by Employee for such coverage.

Termination of Employment as Separation from Service. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.

Reimbursement Timing. To the extent that any reimbursements pursuant to this Agreement are taxable to you, any such reimbursement payment due to you shall be paid to you as promptly as practicable, and in all events on or before the last day of your taxable year following the taxable year in which the related expense was incurred. Any such reimbursements are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that you receive in one taxable year shall not affect the amount of such benefits or reimbursements that you receive in any other taxable year.

Limitation of Offsets. Except as permitted under Section 409A, any deferred compensation that is subject to Section 409A and is payable to or for your benefit under any Company-sponsored plan, program, agreement or arrangement may not be reduced by, or offset against, any amount owing by you to the Company.

Release. Notwithstanding any other provision of this Agreement to the contrary, you acknowledge and agree that any payments to which you may become entitled under paragraph 11(b) are conditional upon and subject to your (a) execution of a general release and covenant not to sue in a form reasonably acceptable to the Company within 60 days following the termination of your employment which will include a release of all claims you may have against the Company, its affiliates and their respective directors, officers and employees and (b) not revoking your consent to the general release and covenant not to sue in accordance with any applicable law and the terms of such release.

13.Restrictive Covenants.

a.Non-Competition.  During all periods of employment with the Company and for a period commencing on the date of any termination of employment (“Termination Date”) and ending one (1) year following a Termination Date, you agree that you will not accept employment or enter into any contractual relationship with, whether as an employee, adviser, consultant, independent contractor or sub-contractor, principal, partner, officer or director, owner, manager, operator, or otherwise, directly or indirectly, engage in, any casino or casino-hotel or any affiliate thereof or any other competitor that operates within (i) Clark County, Nevada including, without limitation, the City of Las Vegas, or any governmental unit, incorporated or unincorporated area within Clark County, Nevada, (ii) the Macau Special Administrative Region of The People’s Republic of China, (iii) Japan, (iv) Korea, (v) Vietnam, (vi) New York and New Jersey, (vii) Singapore, (viii) any other location in which the Company or any of its affiliates is doing business or has made substantial plans to commerce doing business, in each case at the time of your termination. You acknowledge and agree that the restrictive covenant contained in this paragraph is supported by valuable consideration, and is reasonable in its scope and duration, and that the covenant protects the legitimate interests of the Company and imposes no undue hardship on you. The period, the geographical area and the scope of the restrictions on your activities are divisible so that if any provision of the restriction shall be declared by a court of competent jurisdiction or by an arbitrator
Corporate Headquarters
3355 Las Vegas Blvd. South, Las Vegas, Nevada 89109

The Venetian | The Palazzo | Sands Expo | Sands Macao | The Venetian Macao | Four Seasons Hotel Macao | The Plaza Macao | Sands Cotai Central | The Parisian Macao | Marina Bay Sands

to exceed that maximum time period, geographical area, or scope which such court or arbitrator deems reasonable and enforceable, this provision shall be automatically modified to the extent necessary to make it reasonable and enforceable as may be determined by any such court or arbitrator.

b.Non-solicitation.  You agree that throughout all periods of employment with the Company and for a period commencing on a Termination Date and ending one (1) year after the Termination Date, you will not, directly or indirectly, either as an adviser, consultant, principal, employee, partner, officer or director, on behalf of yourself or on behalf of any other company, business, entity or person solicit or induce or attempt to solicit or induce any person(s) in the employment of the Company or its affiliates or under any consulting or other agreement with the Company or any of its affiliates to (i) terminate such employment or consulting or other agreement, (ii) accept employment or a consulting or other agreement with anyone other than the Company or an affiliate of the Company or (iii) interfere with the business of the Company or its Affiliates in any material manner. Notwithstanding the foregoing, the restrictions in this paragraph shall not apply to any individuals known previously to you whom you may directly bring to the service or employ of the Company.

14.Confidential Information & Intellectual Property.
a.Confidential Information. During all periods of employment and in perpetuity thereafter, you agree that you shall hold confidential all the Company’s confidential information learned or acquired by you and to take all action necessary to preserve that confidentiality. You represent and covenant to the Company, its affiliates and to Sheldon G. Adelson that you shall treat any and all confidential information disclosed to, or learned by you as a fiduciary agent of the Company, its affiliates, or Sheldon G. Adelson, recognizing that the Company, its affiliates, or Sheldon G. Adelson only made the confidential information accessible to you by reason of the special trust and confidence which the Company, its affiliates, or Sheldon G. Adelson placed in you. In perpetuity, you shall not disclose, disseminate, transmit, publish, distribute, make available or otherwise convey any of the Company’s, its affiliates’, or Sheldon G. Adelson’s trade secrets to any person; provided, however, that you may disclose the Company’s, affiliates’, or Sheldon G. Adelson’s trade secrets to directors, officers and employees of the Company that in your actual and reasonable knowledge are entitled and authorized to view such trade secrets and who need to know such trade secrets in order to conduct bona fide activities on behalf of the Company or its affiliates. You shall not make, or permit or allow to be made, copies of any media containing, in full or in part, confidential information. The non-disclosure obligations in this paragraph do not apply to any information or data: (i) generally publicly known, (ii) learned by you from third parties with a legal right to disclose such information to you, or (iii) discovered by you through means entirely independent from and in no way arising from the disclosure to you by the Company provided that the source is not another employee, consultant or agent of the Company or its affiliates subject to an obligation of confidentiality.

b.Non-disparagement. During all periods of employment and in perpetuity thereafter, you agree that you shall neither cause to be made or offered, nor make or offer any slanderous, denigrating, disparaging or malicious comments, remarks, statements or opinions regarding Sheldon G. Adelson, the Company, its subsidiaries or affiliates, or any of their respective predecessors or successors, or any individuals or entities that to your knowledge are current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the
Corporate Headquarters
3355 Las Vegas Blvd. South, Las Vegas, Nevada 89109

The Venetian | The Palazzo | Sands Expo | Sands Macao | The Venetian Macao | Four Seasons Hotel Macao | The Plaza Macao | Sands Cotai Central | The Parisian Macao | Marina Bay Sands

foregoing, in their capacities as such, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light; provided, that nothing herein shall or shall be deemed to prevent or impair you from filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company or testifying truthfully in any legal or administrative proceeding if such testimony is compelled or requested or otherwise complying with any subpoenas or other judicial or governmental requests for information

c.Intellectual Property. Notwithstanding any other provision of this Agreement, you hereby acknowledge that the Company owns the exclusive right, title and interest in and to the Confidential Information and the intellectual property embodied in, relating to, based upon or arising from Confidential Information. You also acknowledge that the structure of the Company’s IT systems is the intellectual property of the Company as is access thereto. Should your employment end for any reason, you will not attempt or facilitate access by unauthorized persons to the Company’s intellectual property.

d.Defend Trade Secrets Act. Pursuant to 18 U.S.C. § 1833(b), you will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to your attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you (i) file any document containing the trade secret under seal, and (ii) do not disclose the trade secret, except pursuant to court order.  Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

15.Dispute Resolution. In the unlikely event of a dispute, the Company and you expressly understand and voluntarily agree that any claim which either party may have against the other under local, state or federal law including, but not limited to, matters of discrimination, matters arising out of the termination or alleged breach of this Agreement or the terms, conditions or termination of employment, which cannot first be settled through direct discussions between the parties, will be submitted to mediation and, if mediation is unsuccessful, to final and binding arbitration administered by the American Arbitration Association (the “AAA”) under its Employment Arbitration Rules and Mediation Procedures (the “Rules”) and judgment on the award rendered by the arbitrators may be entered in any court in Clark County, Nevada. A copy of the Rules may be obtained online at https://www.adr.org/sites/default/files/Employment%20Rules.pdf, or from the Company’s Human Resources department. Any controversy or claim submitted for arbitration shall be submitted to a panel of three (3) arbitrators selected in the manner specified in the Rules from the roster of arbitrators of the AAA. The arbitration proceedings shall be conducted in Las Vegas, Nevada, and the arbitration costs of the AAA including but not limited to the fees of the arbitrator shall be paid by Company, provided, however, that each Party shall be responsible for its own attorney fees. This dispute resolution
Corporate Headquarters
3355 Las Vegas Blvd. South, Las Vegas, Nevada 89109

The Venetian | The Palazzo | Sands Expo | Sands Macao | The Venetian Macao | Four Seasons Hotel Macao | The Plaza Macao | Sands Cotai Central | The Parisian Macao | Marina Bay Sands

paragraph of this Agreement provides the exclusive remedies and each party expressly waives the right to pursue redress in any other forum except only the right to pursue equitable remedies. During the pendency of any claim under this dispute resolution procedure, you agree to make no statement orally or in writing regarding the existence of the claim or the facts forming the basis of such claim, or any statement orally or in writing which could impair or disparage the personal or business reputation of the Company, its affiliates or Sheldon G. Adelson. You understand and acknowledge that by signing this Agreement, you are waiving the right to a jury trial, or a trial before a judge in public court.

/S/ DAVID ZACHARY HUDSON
Employee’s Initials

16.Amendment. No provision in this Agreement may be amended, modified or waived unless such amendment, modification or waiver is agreed to in writing and signed by both you and the Company's CEO or his designee.

17.Partial Invalidity. If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable for any reason whatsoever:

a.Remaining Provisions. The validity, legality, and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any terms other than the provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby unless such invalidity, illegality or unenforceability would vitiate the intent of the Parties with respect to any such section or the Agreement as a whole; and

b.Construction. To the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any terms other than the provisions in the section of this Agreement held to be invalid, illegal, or unenforceable) shall be construed so as to give maximum possible effect to the intent manifested by the provision held invalid, illegal, or unenforceable.

18.No waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

19.Notices. All notices, consents, or other communications required, permitted or provided for hereunder, including without limitation notices of termination of this Agreement shall be deemed given (i) on the date when hand-delivered; (ii) on the date when forwarded by facsimile transmission provided that electronic confirmation of receipt is obtained and retained; (iii) upon the date set forth on a receipt for certified mail that is returned to the party giving notice by the United States Postal Service; or (iv) on the next day after delivery to a recognized overnight delivery service for next day delivery. All notices shall be addressed to the parties at their addresses set forth below:

Corporate Headquarters
3355 Las Vegas Blvd. South, Las Vegas, Nevada 89109

The Venetian | The Palazzo | Sands Expo | Sands Macao | The Venetian Macao | Four Seasons Hotel Macao | The Plaza Macao | Sands Cotai Central | The Parisian Macao | Marina Bay Sands

As to Company:	Las Vegas Sands Corp.
3355 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attn: President and COO
Fax: (702) 414-4950

As to you: At the address currently on record with the Company, and as may be modified by you and noticed to the Company.

20.Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Nevada without reference to the principles of conflict of laws thereof.

21.Counterparts. This Agreement may be executed in counterparts each of which shall be deemed an original and all of which shall constitute one and the same agreement with the same effect as if all parties had signed the same signature page and a signature page delivered by fax or email and shall be as effective as if an original copy had been delivered.

IN WITNESS WHEREOF, the Parties hereto have signed this Agreement on the date(s) below indicated:

EXECUTIVE:

/S/ DAVID ZACHARY HUDSON
Zachary Hudson

Date:	18 August 2019

COMPANY:

Las Vegas Sands Corp.

By:	/S/ SHELDON G. ADELSON
Sheldon G. Adelson
Chairman & CEO

Date:	8-21-19

Corporate Headquarters
3355 Las Vegas Blvd. South, Las Vegas, Nevada 89109

The Venetian | The Palazzo | Sands Expo | Sands Macao | The Venetian Macao | Four Seasons Hotel Macao | The Plaza Macao | Sands Cotai Central | The Parisian Macao | Marina Bay Sands

EXHIBIT A

Duties of Global General Counsel

1.Oversee the Company’s legal department

2.Provide legal support across the organization including day-to-day matters and on matters of material importance to the Company, including identifying practical solutions that balance the risks and benefits to the Company

3.Oversee all litigation related to the Company and its affiliated entities

4.Maintain and enhance as necessary the Company-wide compliance programs

5.Maintain and enhance as necessary policies and procedures relating to data privacy and protection

6.Ensure adherence to all regulatory, departmental and Company policies and procedures

7.Improve processes and systems to increase the efficiency of the legal department with an aim to reduce outside legal fees

8.Support the organization in maintaining a work environment focused on quality and that fosters learning, respect, open communication, collaboration, integration and teamwork

9.Coordinate the activities and organization of the Board

10.Provide legal and business strategy and advice to the Chairman of the Board and CEO, and the Board on matters relating to securities law compliance and regulatory developments

11.Investigate legal problems and bring legal issues, concerns and recommendations to the attention of the CEO, the Board of Directors, independent auditors and senior management

Corporate Headquarters
3355 Las Vegas Blvd. South, Las Vegas, Nevada 89109

The Venetian | The Palazzo | Sands Expo | Sands Macao | The Venetian Macao | Four Seasons Hotel Macao | The Plaza Macao | Sands Cotai Central | The Parisian Macao | Marina Bay Sands

Schedule 1
(If none, please state “None”)

Advisor - Afiniti, Ltd. (uncompensated)
Corporate Headquarters
3355 Las Vegas Blvd. South, Las Vegas, Nevada 89109

The Venetian | The Palazzo | Sands Expo | Sands Macao | The Venetian Macao | Four Seasons Hotel Macao | The Plaza Macao | Sands Cotai Central | The Parisian Macao | Marina Bay Sands